Exhibit 99.1

FOURTH QUARTER and Full Year 2021Earnings Press Release (Company Logo)

Parsons Reports Fourth Quarter and Full Year 2021 Results

Q4 2021 Financial Highlights

▪	Revenue of $951 million in the quarter and $1.9 billion in the second half of 2021, representing total and organic growth of 9% and 7% over the first half of 2021, respectively
▪	Net income of $29 million
▪	Adjusted EBITDA of $91 million and margin of 9.6%
▪	Cash flow from operations of $90 million for the fourth quarter
▪	Book-to-bill ratio of 0.9x in Q4 2021 and 1.25x for fiscal year 2021
▪	Total backlog of $8.3 billion, a 3% year-over-year increase

Strategic Highlights

▪	All metrics at or above full-year 2021 guidance mid-point ranges
▪	Won three contracts each worth approximately $100 million or more in Q4, including the $2 billion Faro Mine award, one of the largest in the company’s history
▪	Strong year for ESG performance; enhancing all three ESG categories
▪	Establishing fiscal year 2022 guidance

CENTREVILLE, VA – February 23, 2022, Parsons Corporation (NYSE: PSN) today announced financial results for the fourth quarter and year ended December 31, 2021.

CEO Commentary

“We had a strong finish to the year and achieved our fourth quarter and full-year 2021 objectives as we delivered encouraging second half growth over the first half, maintained our hiring and retention momentum, won several large contract awards, and continued to be recognized for our long-standing commitment to ESG,” said Carey Smith, president and chief executive officer of Parsons.

“I am very excited about our future. Our portfolio is closely aligned to important macro trends, and we continue to differentiate ourselves and win new contracts through innovation. Our Critical Infrastructure segment is benefiting from increased spending on global infrastructure, including transportation, environmental remediation and water and wastewater treatment. At the same time, geopolitical tensions are escalating, and our Federal Solutions business is supporting our customers in critical areas of national security including cyber, space, missile defense and C5ISR. We expect our momentum will continue and we look forward to executing against our strategy and driving additional shareholder value in 2022 and beyond.”

Fourth Quarter 2021 Results

Sequential Comparisons (Q4 2021 vs. Q3 2021)

Total revenue for the fourth quarter of 2021 was in line with the third quarter of 2021 primarily due to holiday seasonality. Operating income increased 18% to $47 million primarily due to stronger program performance. Net income increased to $29 million. Diluted earnings per share (EPS) attributable to Parsons was $0.26 in the fourth quarter of 2021, compared to $0.18 in the third quarter of 2021.

Adjusted EBITDA including noncontrolling interests for the fourth quarter of 2021 was $91 million, an 8% increase over the third quarter of 2021. Adjusted EBITDA margin was 9.6% in the fourth quarter of 2021, compared to 8.8% in the third quarter of 2021. Adjusted EPS was $0.55 in the fourth quarter of 2021, compared to $0.44 in the third quarter of 2021. The sequential adjusted EBITDA and adjusted EPS increases were driven primarily by the items noted above.

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Year-over-Year Comparisons (Q4 2021 vs. Q4 2020)

Total revenue for the fourth quarter of 2021 decreased by $14 million, or 1%, to $951 million. Total revenue decreased 6% on an organic basis due to a reduction in pass-through revenue and program completions and transitions. Operating income increased 13% to $47 million primarily due stronger program performance. Net income increased to $29 million. Diluted earnings per share (EPS) attributable to Parsons was $0.26 in the fourth quarter of 2021, compared to $0.21 in the prior year period.

Adjusted EBITDA including noncontrolling interests for the fourth quarter of 2021 was $91 million, a slight improvement over the prior year period. Adjusted EBITDA margin was 9.6% in the fourth quarter of 2021, compared to 9.4% in the fourth quarter of 2020. Adjusted EPS was $0.55 in the fourth quarter of 2021, compared to $0.51 in the fourth quarter of 2020. The year-over-year adjusted EBITDA and adjusted EPS increases were driven by stronger program performance and the impact of acquisitions.

Segment Results

Federal Solutions Segment

Federal Solutions Sequential Comparisons (Q4 2021 vs. Q3 2021)

	Three Months Ended		Growth
	December 31, 2021	September 30, 2021	Dollars/ Percent	Percent
Revenue	$494,015	$499,291	$(5,276)	-1%
Adjusted EBITDA	$51,811	$46,559	$5,252	11%
Adjusted EBITDA margin	10.5%	9.3%	1.2%	12%

Fourth quarter 2021 revenue decreased by $5 million, or 1%, from the third quarter of 2021 primarily due to holiday seasonality.

Fourth quarter 2021 Federal Solutions adjusted EBITDA including noncontrolling interests increased by $5 million, or 11%, compared to the third quarter of 2021. Adjusted EBITDA margin increased to 10.5% from 9.3% in the third quarter of 2021. These increases were primarily driven by stronger program performance.

Federal Solutions Year-over-Year Comparisons (Q4 2021 vs. Q4 2020)

	Three Months Ended		Growth		Year Ended		Growth
	December 31, 2021	December 31, 2020	Dollars/ Percent	Percent	December 31, 2021	December 31, 2020	Dollars/ Percent	Percent
Revenue	$494,015	$453,973	$40,042	9%	$1,888,050	$1,911,910	$(23,860)	-1%
Adjusted EBITDA	$51,811	$42,249	$9,562	23%	$163,006	$167,650	$(4,644)	-3%
Adjusted EBITDA margin	10.5%	9.3%	1.2%	13%	8.6%	8.8%	-0.1%	-2%

Fourth quarter 2021 revenue increased $40 million, or 9%, compared to the prior year period due to acquisition revenue. Total revenue excluding acquisition revenue decreased 2% from the prior year period primarily due to program completions and transitions.

Fourth quarter 2021 Federal Solutions adjusted EBITDA including noncontrolling interests increased by $10 million, or 23%. Adjusted EBITDA margin increased to 10.5% from 9.3% in the prior year period. These increases were driven primarily by the impact of acquisitions and a reduction in incentive compensation costs.

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Critical Infrastructure Segment

Critical Infrastructure Sequential Comparisons (Q4 2021 vs. Q3 2021)

	Three Months Ended		Growth
	December 31, 2021	September 30, 2021	Dollars/ Percent	Percent
Revenue	$456,653	$456,759	$(106)	0%
Adjusted EBITDA	$39,091	$37,833	$1,258	3%
Adjusted EBITDA margin	8.6%	8.3%	0.3%	3%

Fourth quarter 2021 revenue was in line with the third quarter of 2021.

Fourth quarter 2021 Critical Infrastructure adjusted EBITDA including noncontrolling interests increased by $1 million, or 3%, compared to the third quarter of 2021. Adjusted EBITDA margin increased to 8.6% from 8.3% in the third quarter of 2021. These increases were primarily driven by stronger program performance.

Critical Infrastructure Year-over-Year Comparisons (Q4 2021 vs. Q4 2020)

	Three Months Ended		Growth		Year Ended		Growth
	December 31, 2021	December 31, 2020	Dollars/ Percent	Percent	December 31, 2021	December 31, 2020	Dollars/ Percent	Percent
Revenue	$456,653	$510,285	$(53,632)	-11%	$1,772,721	$2,007,036	$(234,315)	-12%
Adjusted EBITDA	$39,091	$47,914	$(8,823)	-18%	$146,714	$174,971	$(28,257)	-16%
Adjusted EBITDA margin	8.6%	9.4%	-0.8%	-9%	8.3%	8.7%	-0.4%	-5%

Fourth quarter 2021 Critical Infrastructure revenue decreased $54 million, or 11%, compared to the prior year period primarily due to lower pass-through revenue and project completions and transitions.

Fourth quarter 2021 adjusted EBITDA including noncontrolling interests decreased by $9 million, or 18%, compared to the prior year period. Adjusted EBITDA margin decreased to 8.6% from 9.4% in the prior year period. These decreases were driven by higher benefit costs, offset in part by stronger program performance on a legacy Critical infrastructure project.

Fourth Quarter 2021 Key Performance Indicators

▪	Book-to-bill ratio (fourth quarter): 0.9x on net bookings of $830 million
▪	Book-to-bill ratio (trailing twelve-months): 1.25x on net bookings of $4.6 billion.
▪	Total backlog: $8.3 billion, a 3% increase from the fourth quarter of 2020.
▪

Cash flow from operating activities: Fourth quarter 2021: $90 million. For the twelve months ended December 31, 2021, cash flow from operating activities was $206 million, compared to $289 million in the prior year period.

▪

Net Debt: Cash and cash equivalents were $343 million and total debt was $592 million. The company’s net debt to trailing twelve-month adjusted EBITDA leverage ratio at the end of the fourth quarter of 2021 was 0.8x. The company defines net debt as total debt less cash and cash equivalents.

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Significant Contract Wins in the Fourth Quarter of 2021

Parsons continues to win large strategic contracts in markets of national security, digital transformation, and ESG importance. During the fourth quarter of 2021, the company won three single-award contracts worth approximately $100 million or more each, including one of the largest awards in the company’s history. In addition, Parsons continues to win meaningful multiple-award IDIQ contracts.

▪

Awarded a $2 billion contract to perform as the care and maintenance operator and project and construction manager at Faro Mine in Faro, Yukon, Canada. Once the world’s largest open pit lead-zinc mine, the Faro Mine Remediation Project is one of the most complex abandoned mine clean-up projects. This is one of the largest contract awards in Parsons’ history.

▪	Awarded a $104 million, single award five-year indefinite delivery/indefinite quantity (ID/IQ) contract by an Intelligence Community customer.
▪

BlackHorse Solutions, a company Parsons acquired in the third quarter of 2021 was awarded expanded scope on a single-award contract that the company expects to have an approximate value of $100 million. This award includes customers from the Department of Defense, Intelligence Community, and Civilian organizations that span cybersecurity, electronic warfare, technical operations, readiness, and analytics.

▪

Awarded a potential ten-year, $1.1 billion ceiling multiple award task order contract by the United States Army Corps of Engineers (USACE) Engineering & Support Center. The new award will support USACE Huntsville in meeting environmental and munitions response challenges, enabling lands and waters to be safely and efficiently used for their intended purposes – whether wildlife refuge, military use, or community development.

Additional Fourth Quarter 2021 Corporate Highlights

Parsons continues to build on its long-standing commitment to environmental, social, and governance (ESG) initiatives and Delivering a Better World. During the quarter, Parsons received numerous awards for its work on sustainable infrastructure that provides positive impacts on the environment and society. In addition, the company won multiple awards for being a military friendly employer.

▪

Gordie Howe International Bridge Project, which Parsons serves as the Owner’s Engineer for the Windsor-Detroit Bridge Authority, was recognized as a leader in sustainable infrastructure by earning the prestigious Envision Platinum Award. This certification is the highest possible distinction from the Institute for Sustainable Infrastructure, which recognizes efforts to achieve sustainable development and environmental performance standards at every stage of an infrastructure project, from design to construction and implementation.

▪

Announced that the company’s work on New York City’s RFK Bridge – the Harlem River Drive North Connector Ramp – was recognized by the American Council of Engineering Companies New York with a Diamond Award as part of the 2021 New York Engineering Excellence Awards. The new ramp has decreased congestion, reduced noise pollution, eliminated 2,500 tons of CO2-equivalent per year, and improved the quality of life in neighboring East Harlem, while providing a shorter and safer route for travelers.

▪

Parsons also received the Grand Pinnacle Award at the American Council of Engineering Companies Metropolitan Washington (ACEC/MW) Engineering Excellence Awards Gala for the team’s work on Route 7 Battlefield Parkway Interchange. The project improves mobility and safety for more than 100,000 vehicles each day and enhances mobility for bicyclists and pedestrians along the corridor. Prior to the improvement, this was the most dangerous intersection in Leesburg, VA.

▪

Announced that the company was recognized with a Gold Award for Project Development by the Canadian Council for Public-Private Partnerships. The award honors outstanding achievements in public-private partnerships (P3s) for Parsons’ work as part of the Valley Line West Light Rail Train (LRT) team.

▪

Recipient of three individual awards recognizing Parsons’ culture of support and empowerment to the military veteran community and its position as an excellent company for veteran employment. Awards received included: GI Jobs: Military Friendly Employers 2022 Gold Ranking; #17 on the Military Times: Best for Vets 2021; 2021 Above and Beyond Award from the Virginia Committee of Department of Defense Employer Support of the Guard and Reserve.

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Fiscal Year 2022 Guidance

The table below summarizes the company’s fiscal year 2022 guidance.

Fiscal Year 2022 Guidance
Revenue	$3.7 billion - $3.9 billion
Adjusted EBITDA including non-controlling interest	$315 million - $345 million
Cash Flow from Operating Activities	$240 million - $280 million

Net income guidance is not presented as the company believes volatility associated with interest, taxes, depreciation, amortization and other matters affecting net income, including but not limited to one-time and nonrecurring events and impact of M&A, will preclude the company from providing accurate net income guidance for fiscal year 2022.

Conference Call Information

Parsons will host a conference call today, February 23, 2022, at 8:00 a.m. ET to discuss the financial results for its fourth quarter and fiscal year 2021.

Listeners may access a webcast of the live conference call from the Investor Relations section of the company's website at www.Parsons.com. Listeners may also access a slide presentation on the website, which summarizes the company’s fourth quarter and fiscal year 2021 results. Listeners should go to the website 15 minutes before the live event to download and install any necessary audio software.

Listeners may also participate in the conference call by dialing +1 866-987-6581 (domestic) or +1 602-563-8686 (international) and entering passcode 6135196.

A replay will be available on the company's website approximately two hours after the conference call and continuing for one year. A telephonic replay also will be available through March 2, 2022, at +1 855-859-2056 (domestic) or +1 404-537-3406 (international) and entering passcode 6135196.

About Parsons Corporation

Parsons (NYSE: PSN) is a leading disruptive technology provider in the global security, intelligence, and critical infrastructure markets, with capabilities across cybersecurity, missile defense, space, connected infrastructure, and smart cities. Please visit parsons.com and follow us on LinkedIn and Facebook to learn how we're making an impact.

Forward-Looking Statements

This Earnings Release and materials included therewith contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are based on our current expectations, beliefs, and assumptions, and are not guarantees of future performance.  Forward-looking statements are inherently subject to uncertainties, risks, changes in circumstances, trends and factors that are difficult to predict, many of which are outside of our control.  Accordingly, actual performance, results and events may vary materially from those indicated in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future performance, results or events.  Numerous factors could cause actual future performance, results and events to differ materially from those indicated in the forward-looking statements, including, among others: the impact of COVID-19; any issue that compromises our relationships with the U.S. federal government or its agencies or other state, local or foreign governments or agencies; any issues that damage our professional reputation; changes in governmental priorities that shift expenditures away from agencies or programs that we support; our dependence on long-term government contracts, which are subject to the government’s

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budgetary approval process; the size of addressable markets and the amount of government spending on private contractors; failure by us or our employees to obtain and maintain necessary security clearances or certifications; failure to comply with numerous laws and regulations; changes in government procurement, contract or other practices or the adoption by governments of new laws, rules, regulations and programs in a manner adverse to us; the termination or nonrenewal of our government contracts, particularly our contracts with the U.S. government; our ability to compete effectively in the competitive  bidding process and delays, contract terminations or cancellations caused by competitors’ protests of major contract awards received by us; our ability to generate revenue under certain of our contracts; any inability to attract, train or retain employees with the requisite skills, experience and security clearances; the loss of members of senior management or failure to develop new leaders; misconduct or other improper activities from our employees or subcontractors; our ability to realize the full value of our backlog and the timing of our receipt of revenue under contracts included in backlog; changes in the mix of our contracts and our ability to accurately estimate or otherwise recover expenses, time and resources for our contracts; changes in estimates used in recognizing revenue; internal system or service failures and security breaches; and inherent uncertainties and potential adverse developments in legal proceedings including litigation, audits, reviews and investigations, which may result in material adverse judgments, settlements or other unfavorable outcomes.  These factors are not exhaustive and additional factors could adversely affect our business and financial performance.  For a discussion of additional factors that could materially adversely affect our business and financial performance, see the factors including under the caption “Risk Factors” in our Annual Report with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended December 31, 2021, on Form 10-K, filed on February 23, 2022, and our other filings with the Securities and Exchange Commission.

All forward-looking statements are based on currently available information and speak only as of the date on which they are made.  We assume no obligation to update any forward-looking statements made in this presentation that becomes untrue because of subsequent events, new information or otherwise, except to the extent we are required to do so in connection with our ongoing requirements under federal securities laws.

Media:	Investor Relations:
Bryce McDevitt	Dave Spille
Parsons Corporation	Parsons Corporation
(703) 851-4425	(571) 655-8264
Bryce.McDevitt@Parsons.com	Dave.Spille@Parsons.com

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PARSONS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the Three Months Ended		For the Year Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Revenue	$950,668	$964,258	$3,660,771	$3,918,946
Direct cost of contracts	723,888	734,362	2,807,950	3,042,087
Equity in earnings of unconsolidated joint ventures	10,334	3,435	36,862	30,059
Selling, general and administrative expenses	190,246	191,752	757,237	729,103
Operating income	46,868	41,579	132,446	177,815
Interest income	81	275	396	787
Interest expense	(4,194)	(7,300)	(17,697)	(20,956)
Other income (expense), net	(1,355)	1,851	(2,557)	3,767
Total other income (expense)	(5,468)	(5,174)	(19,858)	(16,402)
Income before income tax expense	41,400	36,405	112,588	161,413
Income tax expense	(5,258)	(9,500)	(23,636)	(42,492)
Net income including noncontrolling interests	36,142	26,905	88,952	118,921
Net income attributable to noncontrolling interests	(7,169)	(5,294)	(24,880)	(20,380)
Net income attributable to Parsons Corporation	$28,973	$21,611	$64,072	$98,541
Earnings per share:
Basic	$0.28	$0.21	$0.62	$0.98
Diluted	$0.26	$0.21	$0.59	$0.97

Weighted average number shares used to compute basic and diluted EPS

(in thousands) (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Basic weighted average number of shares outstanding	102,785	101,291	102,544	100,848
Stock-based awards	843	472	666	357
Convertible senior notes	8,917	-	8,917	-
Diluted weighted average number of shares outstanding	112,545	101,763	112,127	101,205

Net income available to shareholders used to compute diluted EPS as a result of adopting the if-converted method in connection with the Convertible Senior Notes

(in thousands) (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net income attributable to Parsons Corporation	28,973	21,611	64,072	98,541
Convertible senior notes if-converted method interest adjustment	534	-	2,130	-
Diluted net income attributable to Parsons Corporation	29,507	21,611	66,202	98,541

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PARSONS CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

(Unaudited)

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents (including $78,514 and $75,220 Cash of consolidated joint ventures)	$342,608	$483,609
Restricted cash and investments	1,275	3,606
Accounts receivable, net (including $140,266 and $190,643 Accounts receivable of consolidated joint ventures, net)	598,311	698,578
Contract assets (including $8,779 and $23,498 Contract assets of consolidated joint ventures)	579,216	576,568
Prepaid expenses and other current assets (including $18,783 and $3,045 Prepaid expenses and other current assets of consolidated joint ventures)	110,941	80,769
Total current assets	1,632,351	1,843,130

Property and equipment, net (including $1,721 and $2,629 Property and equipment of consolidated joint ventures, net)	104,196	121,027
Right of use assets, operating leases	182,672	210,398
Goodwill	1,412,690	1,261,978
Investments in and advances to unconsolidated joint ventures	110,688	68,975
Intangible assets, net	207,821	245,958
Deferred tax assets	134,393	130,200
Other noncurrent assets	46,129	56,038
Total assets	$3,830,940	$3,937,704

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable (including $78,558 and $97,810 Accounts payable of consolidated joint ventures)	$196,286	$225,679
Accrued expenses and other current liabilities (including $82,746 and $68,801 Accrued expenses and other current liabilities of consolidated joint ventures)	599,089	650,753
Contract liabilities (including $14,333 and $33,922 Contract liabilities of consolidated joint ventures)	171,671	201,864
Short-term lease liabilities, operating leases	55,902	54,133
Income taxes payable	7,836	4,980
Short-term debt	-	50,000
Total current liabilities	1,030,784	1,187,409
Long-term employee incentives	15,997	21,828
Long-term debt	591,922	539,998
Long-term lease liabilities, operating leases	148,893	182,467
Deferred tax liabilities	11,400	12,285
Other long-term liabilities	94,832	132,300
Total liabilities	1,893,828	2,076,287
Contingencies (Note 15)
Shareholders' equity:
Common stock, $1 par value; authorized 1,000,000,000 shares; 146,276,880 and 146,609,288 shares issued; 33,331,494 and 25,719,350 public shares outstanding; 70,328,237 and 76,641,312 ESOP shares outstanding	146,277	146,609
Treasury stock, 42,617,149 shares at cost	(867,391)	(899,328)
Additional paid-in capital	2,684,979	2,700,925
Accumulated deficit	(53,529)	(120,569)
Accumulated other comprehensive loss	(9,568)	(13,865)
Total Parsons Corporation shareholders' equity	1,900,768	1,813,772
Noncontrolling interests	36,344	47,645
Total shareholders' equity	1,937,112	1,861,417
Total liabilities and shareholders' equity	$3,830,940	$3,937,704

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PARSONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Three Months Ended
	December 31, 2021	December 31, 2020
Cash flows from operating activities:
Net income including noncontrolling interests	$88,952	$118,921
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	144,209	127,980
Amortization of debt issue costs	2,817	1,356
Amortization of convertible notes discount	-	3,831
Loss (gain) on disposal of property and equipment	338	116
Provision for doubtful accounts	8	(1,503)
Deferred taxes	(3,468)	1,271
Foreign currency transaction gains and losses	4,916	(493)
Equity in earnings of unconsolidated joint ventures	(36,862)	(30,059)
Return on investments in unconsolidated joint ventures	24,494	41,457
Stock-based compensation	20,187	15,234
Contributions of treasury stock	54,905	55,327
Changes in assets and liabilities, net of acquisitions and newly consolidated joint ventures:
Accounts receivable	99,894	(8,623)
Contract assets	1,494	9,243
Prepaid expenses and other assets	(18,798)	11,494
Accounts payable	(31,766)	1,494
Accrued expenses and other current liabilities	(74,683)	3,405
Contract liabilities	(30,407)	(29,674)
Income taxes	2,878	(3,080)
Other long-term liabilities	(43,534)	(28,536)
Net cash provided by operating activities	205,574	289,161
Cash flows from investing activities:
Capital expenditures	(21,105)	(34,036)
Proceeds from sale of property and equipment	1,329	1,546
Payments for acquisitions, net of cash acquired	(198,256)	(302,894)
Investments in unconsolidated joint ventures	(38,459)	(11,038)
Return of investments in unconsolidated joint ventures	772	53
Proceeds from sales of investments in unconsolidated joint ventures	14,812	-
Net cash used in investing activities	(240,907)	(346,369)
Cash flows from financing activities:
Proceeds from borrowings under credit agreement	-	212,900
Repayments of borrowings under credit agreement	(50,000)	(212,900)
Payments for debt costs and credit agreement	(1,937)	-
Proceeds from issuance of convertible notes	-	400,000
Payments for purchase of bond hedges	-	(54,968)
Proceeds from issuance of warrants	-	13,808
Transaction costs paid in connection with convertible notes issuance	-	(10,250)
Contributions by noncontrolling interests	1,754	2,215
Distributions to noncontrolling interests	(37,932)	(5,816)
Repurchases of common stock	(21,701)	-
Taxes paid on vested stock	(2,242)	(1,149)
Proceeds from issuance of common stock	5,555	4,386
Net cash (used in) provided by financing activities	(106,503)	348,226
Effect of exchange rate changes	(1,496)	823
Net decrease in cash, cash equivalents, and restricted cash	(143,332)	291,841
Cash, cash equivalents and restricted cash:
Beginning of year	487,215	195,374
End of period	$343,883	$487,215

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Contract Awards

(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Federal Solutions	$254,761	$388,748	$2,458,528	$2,175,221
Critical Infrastructure	574,905	665,153	2,107,264	2,020,425
Total Awards	$829,666	$1,053,901	$4,565,792	$4,195,646

Backlog

(in thousands)

	December 31, 2021	December 31, 2020
Federal Solutions:
Funded	$1,414,985	$1,176,049
Unfunded	3,906,678	4,009,156
Total Federal Solutions	5,321,663	5,185,205
Critical Infrastructure:
Funded	2,957,968	2,830,318
Unfunded	67,306	77,735
Total Critical Infrastructure	3,025,274	2,908,053
Total Backlog	$8,346,937	$8,093,258

Book-To-Bill Ratio1:

	Three Months Ended		Twelve Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Federal Solutions	0.5	0.9	1.3	1.1
Critical Infrastructure	1.3	1.3	1.2	1.0
Overall	0.9	1.1	1.2	1.1

Non-GAAP Financial Information

The tables under "Parsons Corporation Inc. Reconciliation of Non-GAAP Measures" present Adjusted Net Income attributable to Parsons Corporation, Adjusted Earnings per Share, Earnings before Interest, Taxes, Depreciation, and Amortization (“EBITDA”), Adjusted EBITDA, EBITDA Margin, and Adjusted EBITDA Margin, reconciled to their most directly comparable GAAP measure. These financial measures are calculated and presented on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles ("Non-GAAP Measures"). Parsons has provided these Non-GAAP Measures to adjust for, among other things, the impact of amortization expenses related to our acquisitions, costs associated with a loss or gain on the disposal or sale of property, plant and equipment, restructuring and related expenses, costs associated with mergers and acquisitions, software implementation costs, legal and settlement costs, and other costs considered non-operational in nature. These items have been Adjusted because they are not considered core to the company’s business or otherwise not considered operational or because these charges are non-cash or non-recurring. The company presents these Non-GAAP Measures because management believes that they are meaningful to understanding Parsons’s performance during the periods presented and the company’s ongoing business. Non-GAAP Measures are not prepared in accordance with GAAP and therefore are not necessarily comparable to similarly titled metrics or the financial results of other companies. These Non-GAAP Measures should be considered a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

[1]	Book-to-Bill ratio is calculated as total contract awards divided by total revenue for the period.

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PARSONS CORPORATION

Non-GAAP Financial Information

Reconciliation of Net Income to Adjusted EBITDA

(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net income attributable to Parsons Corporation	$28,973	$21,611	$64,072	$98,541
Interest expense, net	4,113	7,025	17,301	20,169
Income tax provision (benefit)	5,258	9,500	23,636	42,492
Depreciation and amortization (a)	37,669	32,538	144,209	127,980
Net income attributable to noncontrolling interests	7,169	5,294	24,880	20,380
Equity-based compensation (b)	4,476	5,643	19,601	9,785
Transaction-related costs (c)	2,696	7,985	11,965	19,922
Restructuring (d)	229	718	736	2,193
Other (e)	319	(151)	3,320	1,159
Adjusted EBITDA	$90,902	$90,163	$309,720	$342,621

(a)

Depreciation and amortization for the three months and year ended December 31, 2021, is $33.1 million and $125.7 million, respectively, in the Federal Solutions Segment and $4.6 million and $18.5 million, respectively in the Critical Infrastructure Segment.  Depreciation and amortization for the three months and year ended December 31, 2020, is $27.4 million and $107.5 million, respectively in the Federal Solutions Segment and $5.1 million and $20.5 million, respectively in the Critical Infrastructure Segment.

(b)	Includes compensation related to cash-settled awards.
(c)	Reflects costs incurred in connection with acquisitions and other non-recurring transaction costs, primarily fees paid for professional services and employee retention.
(d)	Reflects costs associated with and related to our corporate restructuring initiatives.
(e)	Includes a combination of gain/loss related to sale of fixed assets, software implementation costs, and other individually insignificant items that are non-recurring in nature.

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PARSONS CORPORATION

Non-GAAP Financial Information

Computation of Adjusted EBITDA Attributable to Noncontrolling Interests

(in thousands)

	Three months ended		Twelve Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Federal Solutions Adjusted EBITDA attributable to Parsons Corporation	$51,770	$42,149	$162,733	$167,340
Federal Solutions Adjusted EBITDA attributable to noncontrolling interests	41	100	273	310
Federal Solutions Adjusted EBITDA including noncontrolling interests	$51,811	$42,249	$163,006	$167,650

Critical Infrastructure Adjusted EBITDA attributable to Parsons Corporation	31,855	42,796	121,700	154,528
Critical Infrastructure Adjusted EBITDA attributable to noncontrolling interests	7,236	5,118	25,014	20,443
Critical Infrastructure Adjusted EBITDA including noncontrolling interests	$39,091	$47,914	$146,714	$174,971

Total Adjusted EBITDA including noncontrolling interests	$90,902	$90,163	$309,720	$342,621

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PARSONS CORPORATION

Non-GAAP Financial Information

Reconciliation of Net Income Attributable to Parsons Corporation to Adjusted Net Income Attributable to Parsons Corporation

(in thousands, except per share information)

	Three Months Ended		Twelve Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net income attributable to Parsons Corporation	$28,973	$21,611	$64,072	$98,541
Deferred tax asset recognition (a)	-	3,160	-	3,897
Acquisition related intangible asset amortization	27,105	22,116	103,153	87,823
Equity-based compensation (b)	4,476	5,643	19,601	9,785
Transaction-related costs (c)	2,696	7,985	11,965	19,922
Restructuring (d)	229	718	736	2,193
Other (e)	319	(151)	3,320	1,159
Tax effect on adjustments	(6,617)	(9,241)	(32,584)	(31,492)
Adjusted net income attributable to Parsons Corporation	57,181	51,841	170,263	191,828
Adjusted earnings per share:
Weighted-average number of basic shares outstanding	102,785	101,291	102,544	100,848
Weighted-average number of diluted shares outstanding (f)	103,628	101,763	103,210	101,205
Adjusted net income attributable to Parsons Corporation per basic share	$0.56	$0.51	$1.66	$1.90
Adjusted net income attributable to Parsons Corporation per diluted share	$0.55	$0.51	$1.65	$1.90

(a)	Reflects the reversal of a deferred tax asset as a result of the company converting from an S-Corporation to a C-Corporation.
(b)	Includes compensation related to cash-settled awards.
(c)	Reflects costs incurred in connection with acquisitions and other non-recurring transaction costs, primarily fees paid for professional services and employee retention.
(d)	Reflects costs associated with and related to our corporate restructuring initiatives
(e)	Includes a combination of gain/loss related to sale of fixed assets, software implementation costs, and other individually insignificant items that are non-recurring in nature.
(f)	Excludes dilutive effect of convertible senior notes due to bond hedge.

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